Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

UP Fintech Holding Limited

(Adopted by Special Resolution dated July 23, 2018)

1.                                      The name of the Company is UP Fintech Holding Limited.

2.                                      The Registered Office shall be situated at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may, from time to time decide, being the registered office of the Company.

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law.

4.                                      Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5.                                      Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.                                      If the Company is an exempted company, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.                                      The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.                                      The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 shares with par value of US$0.00001 each, of which (i) 3,144,831,053 shares are designated as Class A Ordinary Shares, (ii) 518,507,295 shares are designated as Class B Ordinary Shares, (iii) 198,535,540 shares are designated as Series Angel-1 Preferred Shares, (iv) 119,109,087 shares are designated as Series Angel-2 Preferred Shares, (v) 54,116,135 shares are designated as Series Angel-3 Preferred Shares, (vi) 47,975,342 shares are designated as Series Angel-4 Preferred Shares, (vii) 279,389,307 shares are designated as Series A Preferred Shares, (viii) 188,378,334 shares are designated as Series B-1 Preferred Shares, (ix) 76,812,654 shares are designated as Series B-2 Preferred Shares, (x) 147,755,566 shares are designated as Series B-3 Preferred Shares, (xi) 205,991,949 shares are designated as Series C Preferred Shares, and (xii) 18,597,738 shares are designated as Series C-1 Preferred Shares.

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

UP Fintech Holding Limited

(Adopted by Special Resolution dated July 23, 2018)

INTERPRETATION

1                                        In these Articles, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company (including the Schedule A), as amended and restated from time to time.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above-named company.

“Directors”	means the directors for the time being of the Company.

“Memorandum and Articles”	means the Third Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association of the Company, as amended from time to time.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by the Articles.

“Person”

shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“Secretary”	means any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant secretary.

“Schedule A”	means the Schedule A attached to these Articles constituting as an integral part thereof.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Shareholder”	means any individual or entity holding Shares in the Company.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (as amended) of the Cayman Islands.

2                                        In the Articles:

2.1                              words importing the singular number include the plural number and vice versa;

2.2                              words importing the masculine gender include the feminine gender;

2.3                              words importing persons include corporations;

2.4                              “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.5                              references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6                              any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7                              headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8                              in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

3                                        All provisions of the Articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A, which provide further details on the rights of holders of preferred shares and ordinary shares. In the event of any difference between the provisions set out in the main body of the Articles and the provisions set out in the Schedule A, the provisions set out in the Schedule A shall prevail.

COMMENCEMENT OF BUSINESS

4                                        The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

5                                        The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6                                        Subject to the other provisions in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7                                        The Company shall not issue bearer Shares.

REGISTER OF SHAREHOLDERS

8                                        The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9                                        For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty days.  If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least ten days immediately preceding the meeting.

10                                 In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

11                                 If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12                                 A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13                                 The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14                                 If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

15                                 Subject to the Statute and other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

16                                 Subject to the Statute and other provisions in the Memorandum and Articles, the Company may purchase its own Shares (including any redeemable Shares).

17                                 The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18                                 The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

19                                 The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

20                                 The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

21                                 The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22                                 The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article.  The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

23                                 The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

24                                 To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser.  The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

25                                 The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

26                                 Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.  A call may be revoked or postponed as the Directors may determine.  A call may be required to be paid by instalments.  A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

27                                 A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

28                                 The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

29                                 If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

30                                 An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

31                                 The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

32                                 The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

33                                 No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

34                                 If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued.  The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

35                                 If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors.  Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

36                                 A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

37                                 A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as may be agreed upon between such person and the Company, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

38                                 A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share.  The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

39                                 The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

40                                 The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

41                                 If a Shareholder dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest.  The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

42                                 Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee.  If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

43                                 If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44                                 A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days of being received or deemed to be received as determined pursuant to the Articles, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTERED OFFICE

45                                 Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

46                                 All general meetings other than annual general meetings shall be called extraordinary general meetings.

47                                 The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.  At these meetings the report of the Directors (if any) shall be presented.

48                                 The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

49                                 The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

50                                 A Shareholders requisition is a requisition of Shareholders of the Company holding at the date of deposit of the requisition not less than ten percent of the outstanding capital of the Company which as at that date carries the right of voting at general meetings of the Company.

51                                 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

52                                 If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

53                                 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

54                                 Written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of any general meeting.  Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

54.1                       in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

54.2                       in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy five percent of the outstanding Shares giving that right.

55                                 The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

56                                 No business shall be transacted at any general meeting unless a quorum is present. Unless otherwise provided by law or the Articles, shareholders representing more than fifty percent (50%) of the Ordinary Shares (calculated on an as-converted basis) issued and outstanding of the Company (including Majority Preferred Shareholders and Majority Founding Parties), present in person or represented by proxy, shall constitute a quorum at a meeting of Shareholders.

57                                 A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58                                 A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

59                                 Except other provided in Schedule A, if a quorum is not present within an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within an hour from the time appointed for the meeting the Shareholders present shall be a quorum.

60                                 The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

61                                 If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be chairman of the meeting.

62                                 The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Otherwise it shall not be necessary to give any such notice.

63                                 A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Shareholder or Shareholders collectively present in person or by proxy and holding at least ten percent of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

64                                 Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

65                                 The demand for a poll may be withdrawn.

66                                 Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

67                                 A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

68                                 In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

69                                 Subject to any rights or restrictions attached to any Shares set forth in Schedule A, on a show of hands every Shareholder who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Shareholder shall have (i) ten (10) votes for every Class B Ordinary Share of which he is a holder, or (ii) one (1) vote for every Class A Ordinary Share of which he is a holder, or (iii) one (1) vote for every Class A Ordinary Share (on an as converted basis) to which the preferred shares held by him could be converted.

70                                 In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

71                                 A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

72                                 No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

73                                 No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

74                                 On a poll or on a show of hands votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

75                                 A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

76                                 The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose.  A proxy need not be a Shareholder of the Company.

77                                 The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

77.1                       not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

77.2                       in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

77.3                       where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company.  The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted shall be invalid.

78                                 The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

79                                 Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

80                                 Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

81                                 Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

82                                 Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Shareholders at a general or extraordinary meeting or by written consent.  The first Director of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum.  Each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal.  Any Director may resign at any time upon written notice to the Company.

POWERS OF DIRECTORS

83                                 Subject to the Statute and the other provisions in the Memorandum and Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company.  No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

84                                 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

85                                 The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

86                                 The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

87                                 Except as otherwise provided in the Articles, Directors shall be appointed by the Shareholders at a general or extraordinary meeting or by written consent.  Appointments or elections of Directors need not be by written ballot.

88                                 Except as otherwise provided herein, vacancies in the Board of Directors may be filled by an appointment either at a general or extraordinary meeting of the Shareholders called for that purpose or by written consent of the Shareholders.  Any Directors appointed by the Shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was appointed.

VACATION OF OFFICE OF DIRECTOR

89                                 The office of a Director shall be vacated:

89.1                        if he gives notice in writing to the Company that he resigns the office of Director; or

89.2                       if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

89.3                       if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

89.4                       if he is found to be or becomes of unsound mind; or

89.5                       if, with or without cause, the holders of a majority of the Shares then entitled to vote at an election of Directors resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

90                                 Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit.  Questions arising at any Board meeting shall be decided by a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

91                                 A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

92                                 A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

93                                 A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least fourteen (14) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

94                                 The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

95                                 The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

96                                 All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

97                                 Any non-employee Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.  A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him.  The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

98                                 A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

99                                 A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

100                          A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

101                          A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

102                          No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.  A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

103                          A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

104                          The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

105                          The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

106                          Subject to other provisions of these Articles (including the Schedule A), the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

107                          The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

108                          The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

109                          Subject to other provisions of these Articles (including the Schedule A), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

110                          Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

111                          An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

112                          An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

113                          Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

114                          An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

115                          The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

116                          The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine.  The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

117                          The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

118                          The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

119                          The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

120                          A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

121                          Subject to the Statute and the other provisions in the Memorandum and Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor.  No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

122                          The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

123                          The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

124                          Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

125                          No dividend or distribution shall bear interest against the Company.

126                          Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder.  Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

127                          The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned).  The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

128                          The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

129                          In addition to the Company’s contractual rights, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

130                          The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

131                          Subject to other provisions of these Articles (including the Schedule A), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

132                          Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

133                          Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

NOTICES

134                          Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder).  Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized carrier.

135                          Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier.  Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.  Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted.  Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

136                          A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

137                          Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INDEMNITY

138                          Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default.  No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer.  References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

139                          Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

140                          If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

The holders of Ordinary Shares (as defined below) and Preferred Shares (as defined below) shall, in addition to any other rights conferred on them under the Third Amended and Restated Memorandum of Association and Articles of Association of the Company (the “Memorandum and Articles”), have the rights, preferences and restrictions set out in this Schedule A (the “Schedule A”), which forms the integral part of the Memorandum and Articles. In the event of any inconsistency between the provisions set out in this Schedule A and other provisions of the Memorandum and Articles, the provisions set out herein shall prevail to the extent permitted by Applicable Laws.

1.                                      Definitions.

The capitalized terms used in this Schedule A shall have the following meanings. Capitalized terms used in this Schedule A but not otherwise defined herein shall have the meanings set forth in the Memorandum and Articles and other Transaction Documents:

“Additional Ordinary Shares” means all Class A Ordinary Shares issued by the Company after the Series C-1 Closing; provided, however, the Additional Ordinary Shares do not include (i) Class A Ordinary Shares issued upon conversion of the Preferred Shares or Class B Ordinary Shares, (ii) Shares issued to employees, consultants or directors reserved under the ESOP approved by the Board, (iii) Shares issued upon exercise of options or warrants existing on or before the Series C-1 Closing (including the Warrant(s) issued according to the Series C Preferred Shares Purchase Agreement, if any), (iv) Class A Ordinary Shares issued as a dividend or distribution on Shares, (v) Class A Ordinary Shares issued in connection with a Qualified IPO, (vi) Class A Ordinary Shares issued or issuable pursuant to an acquisition of another corporation by the Company approved by the Board, (vii) Shares issued or issuable pursuant to equipment lease and bank financing arrangements approved by the Board, (viii) Shares issued in transactions of primarily a strategic not financial nature, as determined and approved by the Board, (ix) Class A Ordinary Shares issued to suppliers of goods or services pursuant to transactions approved by the Board (including approval of all the Investor Directors present at a duly convened Board meeting or written consent of the Investor Directors, to the extent applicable), or (x) Class A Ordinary Shares that are otherwise excluded with the consent of holders of a majority of the Preferred Shares.

“Affiliate” means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person and, for any Person that is a private equity or venture capital investment fund, the term “Affiliate” shall also include any investment fund which is Controlled by or under common Control with one or more general partners of such Person or its Affiliates.

“Agreement” means the Second Amended and Restated Shareholders’ Agreement by and among the Group Companies, the Founders, the Investors and certain other parties thereto dated July 23, 2018.

“Applicable Laws” means, with respect to any Person, all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) approvals and consents of any Governmental Authority, and (c) notices, orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands or Hong Kong.

“Change of Control” means (i) any consolidation, amalgamation or merger of the Company with or into any other Person or other corporate reorganization, in which the members of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than 50% of the voting power, or fail to appoint majority of the directors in the surviving corporation immediately after such consolidation, merger, amalgamation, or reorganization, or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile; or (iii) a sale, lease or other disposition of all or substantially all of the assets or business of the Company, other than (a) a consolidation with a wholly-owned Subsidiary of the Company; (b) a merger effected exclusively to change the domicile of the Company; and (c) an equity financing consummated solely for capital-raising purposes in which the Company is the surviving corporation and which is approved by the Board (including the approval of all the Investor Directors present at a duly convened Board meeting or by written consent of all the Investor Directors, to the extent applicable); or (iv) the transfer, exclusive license or disposal in other forms of all or substantially all the intellectual property of the Group Companies to any non-Affiliated parties.

“Class A Ordinary Shares” means the Company’s Class A Ordinary Shares, par value US$0.00001 per share (as adjusted for recapitalization).

“Class B Ordinary Shares” means the Company’s Class B Ordinary Shares, par value US$0.00001 per share (as adjusted for recapitalization).

“Class C Conversion Price” means the conversion price per share for the Class C Preferred Shares, which shall initially equal to the applicable Class C Original Purchase Price and is subject to the adjustment provided under Section 5.3.3.

“Class C Liquidation Preference” has the meaning set forth in Section 3.1(i).

“Class C Original Purchase Price” means the Series C Original Purchase Price or the Series C-1 Original Purchase Price, as the case may be.

“Class C Preferred Shares” means collectively the Series C Preferred Shares and the Series C-1 Preferred Shares.

“Class C Redemption Price” has the meaning set forth in Section 4.4.

“Class C Redemption Shares” has the meaning set forth in Section 4.1.

“Company” means UP Fintech Holding Limited, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands.

“CNY” means the lawful currency of PRC.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Price” means the Series Angel Conversion Price, Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price or the Class C Conversion Price, as the case may be.

“Director” means a director of the Company.

“Director Nominators” means collectively the People Better Limited, IB Global Investments LLC and the Series C Leading Investor, and each an “Director Nominator”.

“Domestic Company” means Ningxia Xiangshang Rongke Technology & Development Co., Ltd. (宁夏向上融科科技发展有限公司), a limited liability company duly incorporated and validly existing under the laws of PRC.

“Equity Securities” means any Ordinary Shares and Ordinary Share Equivalents.

“ESOP” means the Employee Stock Ownership Plan adopted by the Board of the Company.

“Founders” means (i) WU Tianhu (巫天华), a citizen of the PRC with identity card number of ##################; (ii) YANG Ke (杨珂), a citizen of the PRC with identity card number of ##################; and (iii) DONG Ming (董明), a citizen of the PRC with identity card number of ##################.

“Founder Holding Companies” means (i) Sky Fintech Holding Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands, which is indirectly wholly owned by WU Tianhu (巫天华); (ii) Jager Fintech Holding Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands, which is indirectly wholly owned by YANG Ke (杨珂); and (iii) Juvenamster Capital Holding Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands, which is indirectly wholly owned by DONG Ming (董明).

“Founding Parties” means collectively the Founders and the Founder Holding Companies.

“Governmental Authority” means (i) any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision, and their respective local and provincial branches or departments, and (ii) any other national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank, in each case as applicable to any Group Company.

“Group Companies” means the Company, the HK Company, the WFOE, the Domestic Company and any Subsidiary of the foregoing (if any), and “Group Company” means any one of them.

“Holders” means any Persons holding any outstanding Equity Securities (as adjusted for Recapitalizations) (each a “Holder”).

“HK Company” means Up Fintech International Limited (向上融科國際有限公司), a company duly incorporated and validly existing under the laws of Hong Kong.

“Investor Directors” has the meaning set forth in Section 2.2(i).

“IPO” means a bona fide underwritten initial public offering of the Ordinary Shares.

“License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Authority and the business license of the applicable Group Company.

“Liquidation Event” has the meaning set forth in Section 3.1, and for purpose of the Memorandum and Articles and this Schedule A, a Change of Control shall be considered a Liquidation Event.

“Majority Class C Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Class C Preferred Shares that all Preferred Shareholders hold in the Company.

“Majority Founding Parties” means the Founding Parties representing more than 50% of the total Ordinary Shares (calculated on an as-converted basis) that all Founding Parties hold in the Company.

“Majority Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Ordinary Shares (calculated on an as-converted basis) that all Preferred Shareholders hold in the Company.

“Majority Series A Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Series A Preferred Shares that all Preferred Shareholders hold in the Company.

“Majority Series B-1 Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Series B-1 Preferred Shares that all Preferred Shareholders hold in the Company.

“Majority Series B-2 Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Series B-2 Preferred Shares that all Preferred Shareholders hold in the Company.

“Majority Series B-3 Preferred Shareholders” means the Preferred Shareholder(s) representing more than 50% of the total Series B-3 Preferred Shares that all Preferred Shareholders hold in the Company.

“Observer” has the meaning set forth in Section 2.2(ii).

“Observer Nominators” means collectively the Young Power Investments Limited, HGCF Capital Holdings Limited, Wayne Global Investment Holding Limited, XHoldings Limited, Lighting SPC, CGC Ace Card Limited, CE Fintech I Limited Partnership, Hontai Capital Fund I Limited Partnership, the Series C Leading Investor and Oceanpine Capital Inc., and each an “Observer Nominator”. For the avoidance of the doubt, if the Series C Leading Investor has nominated a Director on the Board of the Company, the right of the Series C Leading Investor to nominate an Observer on the Board shall terminate immediately upon the appointment of the Series C Director.

“Ordinary Shares” means collectively the Class A Ordinary Shares and Class B Ordinary Shares, each with a par value of US$0.00001 (as adjusted for Recapitalizations), of the Company.

“Ordinary Share Equivalents” means preferred shares, bonds, loans, warrants, options and any other rights convertible, exercisable or exchangeable for Ordinary Shares and instruments convertible or exercisable or exchangeable for Ordinary Shares, including but not limited to the Preferred Shares.

“Original Purchase Price” means the Series Angel Original Purchase Price, the Series A Original Purchase Price, the Series B-1 Original Purchase Price, the Series B-2 Original Purchase Price, the Series B-3 Original Purchase Price or the Class C Original Purchase Price, as the case may be.

“Permanent Disability” means, with respect to a Founder, the inability of such Founder to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than twelve (12) months, and shall be determined by a licensed medical practitioner designated by the Company and statutory or designated guardian(s) of such Founder; provided that, if the Company and statutory or designated guardian(s) of such Founder are unable to agree upon a licensed medical practitioner, each shall select one licensed medical practitioner and each such medical practitioner shall select a third licensed medical practitioner. The thirdly selected licensed medical practitioner will be responsible for making the determination as to whether the Founder is at the status of Permanent Disability.  In the event of a dispute as to whether a Founder has suffered a Permanent Disability, no Permanent Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Affiliate” with respect to a Founder means, (x) a parent, a spouse, a child (natural or adopted), or any other lineal descendant of a Founder; (y) a trust exclusively for the benefit of such Founder(s) and/or the Permitted Affiliates of such Founder(s) so long as such Founder(s) have sole dispositive power and exclusive voting control with respect to the shares of Class B Ordinary Shares held by such trust; provided, in the event such Founder(s) no longer have sole dispositive power and exclusive voting control with respect to the shares of Class B Ordinary Shares held by such trust, each Class B Ordinary Share then held by such trust shall automatically convert into one (1) fully paid and non-assessable share of Class A Ordinary Shares; or (z) a business entity (i.e. corporation, partnership, limited company) in which the Founder(s), together with other Permitted Affiliates of the Founder(s), directly, or indirectly own all beneficial ownership of such business entity so long as such Founder(s) have sole dispositive power and exclusive voting control with respect to the Class B Ordinary Shares held by such entity; provided that in the event such Founder(s) no longer have the sole dispositive power and exclusive voting control with respect to the shares of Class B Ordinary Shares held by such entity, each Class B Ordinary Share then held by such entity shall automatically convert into one (1) fully paid and non-assessable share of Class A Ordinary Shares..

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Schedule A, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means collectively the Series Angel Preferred Shares, Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Class C Preferred Shares.

“Preferred Shareholders” means the holders of the Preferred Shares, and a “Preferred Shareholder” means any one of them.

“Principal Business” means the business of brokerage service, futures trading service, wealth management service, and the research of technology; and the development of software or products related to brokerage services, Futures trading service, or wealth management, and any other related business the Group Companies carried on as of the date of the Agreement and any business that the Group Companies may engage in from time to time.

“Qualified Exchange” means (i) the New York Stock Exchange, the NASDAQ Stock Market’s Global Market System or the Main Board of the Hong Kong Stock Exchange, (ii) National Equities Exchange and Quotations, Shanghai Stock Exchange, Shenzhen Stock Exchange in PRC, or (iii) any other exchange of recognized international reputation and standing duly approved by the Board.

“Qualified Follow-up Financing” means any follow-up financing by the Company after the Serie C-1 Closing with the pre-money valuation of not less than CNY 4 billion and the financing amount of not less than CNY 100 million or in equivalent other currency.

“Qualified IPO” means an IPO on a Qualified Exchange with a pre-money valuation of not less than US$1,000,000,000 and the financing amount of not less than US$50,000,000, or in equivalent other currency, except otherwise agreed by Majority Founding Parties and Majority Preferred Shareholders.

“Recapitalizations” means any share split, share dividend, share combination or consolidation, recapitalization or other similar event in relation to the shares of the Company.

“Redemption Date” has the meaning set forth in Section 4.3.

“Redemption Events” has the meaning set forth in Section 4.1.

“Redemption Notice” has the meaning set forth in Section 4.2.

“Redemption Price” means the Series A Redemption Price, Series B-1 Redemption Price, Series B-2 Redemption Price, Series B-3 Redemption Price, and the Class C Redemption Price, as the case may be.

“Redemption Request” has the meaning set forth in Section 4.1.

“Redemption Shares” means the Series A Redemption Shares, Series B-1 Redemption Shares, Series B-2 Redemption Shares, Series B-3 Redemption Shares and the Class C Redemption Shares, as the case may be.

“Series A Conversion Price” means the conversion price per share for the Series A Preferred Shares, which shall initially equal to the Series A Original Purchase Price and is subject to the adjustment provided under Section 5.3.3.

“Series A Director” has the meaning set forth in Section 2.2.

“Series A Liquidation Preference” has the meaning set forth in Section 3.1(v).

“Series A Original Purchase Price” means, as agreed upon among the Parties, CNY 0.3760 per share for each of the Series A Preferred Shares.

“Series A Preferred Shares” means the Series A Preferred Shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series A Redemption Price” has the meaning set forth in Section 4.4.

“Series A Redemption Shares” has the meaning set forth in Section 4.1.

“Series Angel Conversion Price” means the conversion price per share for the Series Angel Preferred Shares, which shall initially equal to the Series Angel-1 Original Purchase Price, the Series Angel-2 Original Purchase Price, the Series Angel-3 Original Purchase Price or the Series Angel-4 Original Purchase Price, as the case may be, and is subject to the adjustment provided under Section 5.3.3.

“Series Angel Liquidation Preference” has the meaning set forth in Section 3.1(vi).

“Series Angel Original Purchase Price” means, the Series Angel-1 Original Purchase Price, Series Angel-2 Original Purchase Price, Series Angel-3 Original Purchase Price or Series Angel-4 Original Purchase Price, as applicable.

“Series Angel Preferred Shares” means collectively the Series Angel-1 Preferred Shares, Series Angel-2 Preferred Shares, Series Angel-3 Preferred Shares and Series Angel-4 Preferred Shares of the Company.

“Series Angel-1 Original Purchase Price” means, as agreed upon among the Parties, CNY0.0695 per share for each of the Series Angel-1 Preferred Shares.

“Series Angel-1 Preferred Shares” means the Series Angel-1 Preferred Shares of the Company, each with a par value of US$0.00001 (as adjusted for Recapitalizations).

“Series Angel-2 Original Purchase Price” means, as agreed upon among the Parties, CNY0.1192 per share for each of the Series Angel-2 Preferred Shares.

“Series Angel-2 Preferred Shares” means the Series Angel-2 Preferred Shares of the Company, each with a par value of US$0.00001 (as adjusted for Recapitalizations).

“Series Angel-3 Original Purchase Price” means, as agreed upon among the Parties, CNY0.1330 per share for each of the Series Angel-3 Preferred Shares.

“Series Angel-3 Preferred Shares” means the Series Angel-3 Preferred Shares of the Company, each with a par value of US$0.00001 (as adjusted for Recapitalizations).

“Series Angel-4 Original Purchase Price” means, as agreed upon among the Parties, CNY0.2710 per share for each of the Series Angel-4 Preferred Shares.

“Series Angel-4 Preferred Shares” means the Series Angel-4 Preferred Shares of the Company, each with a par value of US$0.00001 (as adjusted for Recapitalizations).

“Series B Director” has the meaning set forth in Section 2.2.

“Series B Preferred Shares” means collectively, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares.

“Series B-1 Conversion Price” means the conversion price per share for the Series B-1 Preferred Shares, which shall initially equal to the Series B-1 Original Purchase Price and is subject to the adjustment provided under Section 5.3.3.

“Series B-1 Liquidation Preference” has the meaning set forth in Section 3.1(iv).

“Series B-1 Original Purchase Price” means, as agreed upon among the Parties, CNY 0.6105 per share for each of the Series B-1 Preferred Shares.

“Series B-1 Preferred Shares” means the series B-1 preferred shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series B-1 Redemption Shares” has the meaning set forth in Section 4.1.

“Series B-1 Redemption Price” has the meaning set forth in Section 4.4.

“Series B-2 Conversion Price” means the conversion price per share for the Series B-2 Preferred Shares, which shall initially equal to the Series B-2 Original Purchase Price and is subject to the adjustment provided under Section 5.3.3.

“Series B-2 Liquidation Preference” has the meaning set forth in Section 3.1(iii).

“Series B-2 Original Purchase Price” means, as agreed upon among the Parties, CNY 0.8592 per share for each of the Series B-2 Preferred Shares.

“Series B-2 Preferred Shares” means the series B-2 preferred shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series B-2 Redemption Shares” has the meaning set forth in Section 4.1.

“Series B-2 Redemption Price” has the meaning set forth in Section 4.4.

“Series B-3 Conversion Price” means the conversion price per share for the Series B-3 Preferred Shares, which shall initially equal to the Series B-3 Original Purchase Price and is subject to the adjustment provided under Section 5.3.3.

“Series B-3 Liquidation Preference” has the meaning set forth in Section 3.1(ii).

“Series B-3 Original Purchase Price” means, as agreed upon among the Parties, US$0.1453 per share for each of the Series B-3 Preferred Shares.

“Series B-3 Preferred Shares” means the series B-3 preferred shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series B-3 Redemption Shares” has the meaning set forth in Section 4.1.

“Series B-3 Redemption Price” has the meaning set forth in Section 4.4.

“Series B-3 Preferred Share Purchase Agreement” means the Series B-3 Preferred Share Purchase Agreement entered into by and among the Group Companies, the Founding Parties, the holders of Series B-3 Preferred Shares and certain other parties thereto dated June 7, 2018.

“Series C Closing” means the Closing contemplated in Series C Preferred Shares Purchase Agreement.

“Series C Director” has the meaning set forth in Section 2.2.

“Series C Leading Investor” means Prospect Avenue Capital Limited Partnership.

“Series C Original Purchase Price” means, as agreed upon among the Parties, US$0.485456 per share for each of the Series C Preferred Shares.

“Series C Preferred Shares” means the Series C Preferred Shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series C Preferred Shares Purchase Agreement” means the Series C Preferred Shares Purchase Agreement entered into by and among the Group Companies, the Founding Parties, the holders of Series C Preferred Shares and certain other parties thereto dated June 21, 2018.

“Series C-1 Closing” means the Closing contemplated in Series C-1 Preferred Shares Purchase Agreement.

“Series C-1 Original Purchase Price” means, as agreed upon among the Parties, US$ 0.537700 per share for each of the Series C-1 Preferred Shares.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares, with a par value of US$0.00001 each (as adjusted for Recapitalizations), of the Company.

“Series C-1 Preferred Shares Purchase Agreement” means the Series C-1 Preferred Shares Purchase Agreement entered into by and among the Group Companies, the Founding Parties, the holder of Series C-1 Preferred Shares and certain other parties thereto dated June 29, 2018.

“Shares” means the Ordinary Shares and the Preferred Shares, with a par value of US$0.00001 each.

“Shareholders” means (i) the holders of the Ordinary Shares; (ii) the holders of the Series Angel Preferred Shares; (iii) the holders of the Series A Preferred Shares; (iv) the holders of the Series B-1 Preferred Shares; (v) the holders of the Series B-2 Preferred Shares; (vi) the holders of the Series B-3 Preferred Shares; (vii) the holders of the Class C Preferred Shares; and (viii) any other Person who becomes a shareholder of the Company in accordance with the terms of this Schedule A and other Transaction Documents and becomes a party to the Agreement, in each case for so long as such Person remains a shareholder of the Company, and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Subsidiary” means, with respect to any Person, an Affiliate over fifty percent (50%) of whose capital is owned, directly or indirectly by such Person.

“Transaction Documents” means the Series C Preferred Shares Purchase Agreement, the Series C-1 Preferred Shares Purchase Agreement, the Agreement, the Memorandum and Articles, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“WFOE” means Ningxia Xiangshang Yixin Technology Co., Ltd. (宁夏向上一心科技有限公司), a limited liability company incorporated and existing under the laws of the PRC.

2.                                      Corporate Governance

2.1                               General.

(i)                                     Shareholders’ Meeting. Each Shareholder shall vote its Shares at any annual or extraordinary general meeting of Shareholders, and shall take and procure the Company to take, all other actions necessary, to give effect to the provisions of the Memorandum and Articles and other Transaction Documents.

(ii)                                  Voting Rights.  Each holder of Class A Ordinary Shares shall be entitled to one (1) vote for each Class A Ordinary Share on any matter that is submitted to a vote of the Shareholders and, each holder of Class B Ordinary Share will be entitled to ten (10) votes for each Class B Ordinary Share on any matter that is submitted to a vote of the Shareholders.  Except as expressly provided herein, the holders of the Preferred Shares shall be entitled to vote on all matters required to be submitted for votes by all Shareholders.  Each holder of the Preferred Shares shall be entitled to one (1) vote for each Class A Ordinary Shares to which the Preferred Shares held by such holder could be converted based on the then applicable Conversion Price. The holders of the Preferred Shares shall vote together with the holders of the Ordinary Shares and not as a separate class except as provided under this Schedule A, the Memorandum and Articles, the Agreement or any Applicable Law.

(iii)                               Quorum of Shareholders’ Meeting.  The shareholders’ meeting shall be held at least once a year, unless otherwise agreed by the shareholders representing more than fifty percent (50%) of the Ordinary Shares (calculated on an as-converted basis) issued and outstanding of the Company, and the Company shall serve fourteen (14) days’ advance written notice to each member of the Company prior to each meeting. Subject to the Memorandum and Articles, the number of shareholders necessary to constitute a quorum at any annual or extraordinary general meeting shall be the shareholders representing more than fifty percent (50%) of the Ordinary Shares (calculated on an as-converted basis) issued and outstanding of the Company (including Majority Preferred Shareholders and Majority Founding Parties).  Notwithstanding the foregoing, if the shareholders present fail to constitute a quorum within an hour from the scheduled time on any shareholders’ meeting and proper notices have been given pursuant to the Memorandum and Articles for such meeting, with respect to such shareholders’ meeting, it shall be reconvened at the same location and time as per the previous notice occurring on the same day one (1) week thereafter (or at any time or venue as agreed by Majority Preferred Shareholders and Majority Founding Parties) and proper notice shall be given pursuant to the Memorandum and Articles for such reconvened shareholders’ meeting.  If, at such reconvened shareholders’ meeting a quorum is not present within an hour from the time appointed for the meeting, then the shareholders present shall constitute a quorum. Any Shareholder who does not attend a shareholders’ meeting in person may participate in the meeting and vote via telephone conference.

(iv)                              Shareholders’ Resolutions.  Any ordinary resolution passed in a general meeting of the Company shall be made by the Shareholders representing more than fifty percent (50%) of the voting rights in the Company and special resolution passed in a general meeting of the Company shall be made by the shareholders representing more than two-thirds of the voting rights in the Company, unless otherwise provided under the Agreement, the Memorandum and Articles or any Applicable Law.

2.2                               Board of Directors

(i)                          Designation of Directors.  Subject to the conditions set forth below, the Board shall consist of eight (8) Directors, where (a) People Better Limited shall be entitled to solely appoint one (1) Director (the “Series A Director”) to the extent it holds not less than 5% of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis); (b) IB Global Investments LLC shall be entitled to appoint one (1) Director to the extent it holds not less than 5% of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “Series B Director”); (c) the Series C Leading Investor shall be entitled to appoint one (1) Director to the extent the Series C Leading Investor together with its Affiliates hold not less than 5% of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “Series C Director”, together with the Series A Director and Series B Director, collectively the “Investor Directors”); provided however, if the share percentage any Director Nominator holds in the Company (with respect to the Series C Leading Investor, including the shares its Affiliates hold in the Company) has been diluted to less than 5% solely due to the reason of equity financing (including share issuances in connection with merger, reorganizations or similar transactions where shares are issued as consideration) of Company and such Director Nominator has not transferred any share it holds in the Company to any non-affiliated party from the Series C Closing, such Director Nominator shall still have the right to appoint an Investor Director thereof; and (d) the Founding Parties shall be entitled to jointly appoint five (5) Directors. The Shareholders that originally designated a Director shall, upon written notice to the Company, have the sole right to remove its nominees and to reappoint successor Directors, provided, that such successor Directors shall also meet the requirements specified in the Memorandum and Articles, the Agreement (as the case may be) or any Applicable Law.  If there is a vacancy in the membership of the Board at any time, whether due to death, resignation, removal or some other cause, the Shareholders shall cause that vacancy to be filled by a qualified person appointed by the Shareholders that originally appointed the predecessor Director.

(ii)                       Board Observers.  The Board of the Company shall have ten (10) observers immediately after the Series C-1 Closing, where each of the Observer Nominators shall have the right to nominate one (1) observer (the “Observer”) on the Board of the Company to the extent that it holds Shares in the Company.  All the Shareholders hereby unanimously confirm and agree that the Observers may attend the Company’s Board meetings, raise comments and suggestions on matters under the Board’s review and may require access to meeting agenda, proposals and relevant meeting materials as well as meeting record, but none of the Observers shall have voting rights with respect to any matters to be casted to the voting of the Board.   Each of the Observers is elected for a term of three (3) years and may be re-nominated and re-elected upon the request of the party nominating such Observer.  The right of an Observer Nominator to appoint an Observer on the Board shall terminate at such time as such Observer Nominator ceases to own any Shares in the Company.  Any Observer appointed by such Observer Nominator shall resign as an Observer at such time.

(iii)                             Board Meetings.  Meetings of the Board shall be held quarterly, unless otherwise agreed by a simple majority of the Directors (including the approval of all the Investor Directors), and the Company shall serve fourteen (14) days’ advance written notice to each of Directors and Observers prior to each meeting. Subject to the Memorandum and Articles, the number of Directors necessary to constitute a quorum at any regular or special meeting of the Board shall be two thirds of the Directors then in office (including all the Investor Directors).  Notwithstanding the foregoing, if the Directors present fail to constitute a quorum within an hour from the scheduled time on any Board meeting and proper notices have been given pursuant to the Memorandum and Articles for such meeting, with respect to such Board meeting, it shall be reconvened at the same location and time as per the previous notice occurring on the same day one (1) week thereafter (or at any time or venue as agreed by all Directors) and proper notice shall be given pursuant to the Memorandum and Articles for such reconvened Board meeting. If, at such reconvened Board Meeting a quorum is not present within an hour from the time appointed for the meeting, then the Director(s) present shall constitute a quorum, and it shall be deemed that the Investor Directors have attended the meeting and voted in favor of the items listed on the agenda unless the Director provided written notice of its objection prior to the meeting.  Any Director who does not attend a Board Meeting in person may participate in the meeting and vote via telephone conference.

(iv)                              Board Committees. Commencing on the closing of Qualified IPO, the remuneration to be paid to any Founder or related party will be determined by a Board Committee comprised of a majority of independent directors which will be determined consistent with the rules for identifying an independent director of a publicly traded company for the exchange to which the Cayman Company is listed (or if no such rule exists, the rules for a publicly traded company in the United States shall apply).

(v)                                 Board Resolutions.  Any resolution of the Board shall be made by two thirds of the Directors present at the Board meeting, unless otherwise provided under the Agreement, the Memorandum and Articles or any Applicable Law.

(vi)                              Directors’ Access.  Each Director shall be entitled to examine the books and accounts of the Company and shall have free access, at all reasonable times and with advance written notice, to any and all properties and facilities of the Company or any Group Company. The Company shall provide such information relating to the business affairs and financial position of the Company as any Director may reasonably require.  Each Director shall keep all the materials and information strictly confidential and shall not disclose such materials and/or information to any parties without the prior written consent of the Company.

(vii)                           Indemnification.  To the maximum extent permitted by the Applicable Laws, the Company shall indemnify and hold harmless each of its Directors and shall comply with the terms of the Director Indemnification Agreement between the Company and such Director, and at the request of any Director who is not a party to a Director Indemnification Agreement, shall enter into an indemnification agreement with such Director in similar form.

(viii)                        Expenses.  The Company will promptly pay or reimburse each Director for all reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings and otherwise performing their duties as Directors and committee members, including but not limited to domestic business class tickets and reasonable lodging expenses for attending the meetings of the Board.

2.3                               Protective Provisions.

(i)                                     Matters Requiring Approval of Preferred Shareholders.  The Group Companies shall not take any of the following actions before Qualified IPO without, in addition to any other authorizations or approvals required by Applicable Laws and the Memorandum and Articles, the prior written approval (including but not limited to through email, facsimile) of (i) Majority Preferred Shareholders, and (ii) Majority Founding Parties:

(a)                                any amendment to the memorandum and articles of any Group Company (except matters concerning Qualified Follow-up Financing of the Company);

(b)                                any increase, decrease, cancellation, or alteration of the authorized share capital of any Group Company (except matters concerning Qualified Follow-up Financing the Company);

(c)                                 any merger, split, reorganization or consolidation involving the Company (whether or not the Company is the surviving corporation); and

(d)                                any form of follow-up financing of the Group Companies (either equity financing or debt financing), including determination of any terms and conditions of such financing and selection of investors (except matters concerning Qualified Follow-up Financing of the Company).

Notwithstanding anything to the contrary herein, where a special resolution or ordinary resolution of the Company in a general meeting is required by the Companies Law (2016) of the Cayman Islands (as amended) to approve any of the matters specified in Section 2.3(i) and such matter has not received the prior approval of the requisite percentage of Founding Parties and/or Preferred Shareholders (as the case may be), any Shareholder who votes against such resolution shall in such meeting have the number of votes equal to the votes of all Shareholders who vote in favor of the resolution plus one.

(ii)                                  Matters Requiring Approval of Investor Directors.  The Group Companies shall not, and the Founding Parties shall cause the Group Companies not to, take any of the following actions before the Qualified IPO without, in addition to any other authorizations or approvals required by Applicable Laws and the Memorandum and Articles, the affirmative vote (including but not limited to through email or facsimile) of all the Investor Directors:

(a)                                change the composition of the Board of any Group Company;

(b)                                change the Principal Business of the Group Companies;

(c)                                 adopt or amend the annual budget of any Group Company;

(d)                                any merger, split, reorganization or consolidation involving any Group Company other than the Company (whether or not such Company is the surviving corporation);

(e)                                 appoint or dismiss the general manager or chief financial officer or any other senior officers (as decided to be the senior officer(s) by the board of directors of such relevant Group Company) of any Group Company or decide such employees’ remuneration;

(f)                                  form or sell subsidiaries of any Group Company, acquire other enterprises, or cause a Group Company to sell substantially all of its assets or merge with another enterprise in which the Shareholders of the Company do not own (directly or indirectly) a majority of the voting rights in the surviving entity;

(g)                                 incur any borrowings or loans in single or series of related transactions in excess of US$ 5,000,000 outside of the annual budget of the Group Companies during any fiscal year;

(h)                                any purchase(s), sale(s) or disposal in other forms of the assets exceeding US$ 5,000,000 outside annual budget of the Group Companies during any fiscal year;

(i)                                    incur any related party transaction(s) exceeding US$200,000 in a single or series of related transactions with the shareholders, directors, senior management staffs of the Group Companies or their related parties during any fiscal year, except those occurred in the operation of Principal Business consistent with past business practices at the arm’s length principle (it is understood and agreed that transactions occurred in the ordinary course of business between the Group Companies and Interactive Brokers LLC, Xiaomi Technology Co., Ltd, TOUMI Technology Development (Beijing) Co., Ltd and/or their Affiliates are not covered by this paragraph); provided that compensation and expense reimbursements will not be considered related party transactions for purposes of this subsection 2.3(ii)(i); declare or make the payment of any dividend on any Shares (other than pursuant to share splits effected in the form of share dividend and for which appropriate adjustments are made);

(j)                                   offer guarantee, or furnish any loans exceeding US$ 2 million in a single transaction or in aggregate amount to any third-party other than the Group Companies;

(k)                                appoint or change the auditors of the Group Companies, or make any material change in the accounting policies of any Group Company;

(l)                                    sell, transfer, license or dispose the patent, trademark or other intellectual property in any other forms (except ordinary license of intellectual property during normal business operation) of any Group Company;

(m)                            make any mortgage, pledge or other encumbrances on whole or substantially all of the businesses, assets or rights of any Group Company;

(n)                                sell, pledge, transfer or directly or indirectly dispose the interests of the Company in any other Group Company; and

(o)                                carry on any new business beyond the Principal Business of the Group Companies.

2.4                               Governance of Group Companies.

To the extent permitted by Applicable Law and subject to Section 2.2(i), upon the request of any Investor Directors, the board of directors of the WFOE and the Domestic Company shall be re-constituted so that it shall have the same number of directors as the Company. In addition, the constitutional documents of the WFOE and the Domestic Company shall be amended in accordance with this Section 2.4.

3.                                      Liquidation Rights

3.1                               Liquidation Preference.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), any assets of Group Companies available for distribution shall be distributed as follows:

(i)                                     Before any distribution or payment shall be made to holders of any other Preferred Shares or Ordinary Shares, holders of the Class C Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the applicable Class C Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Class C Preferred Share held by such Preferred Shareholder (the “Class C Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Class C Preferred Shares, then such assets shall be distributed among the holders of the Class C Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)                                  After making payment of the foregoing Class C Liquidation Preference in full on all the Class C Preferred Shares and before any distribution or payment shall be made to holders of Series B-2 Preferred Shares, Series B-1 Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares or Ordinary Shares, each holder of the Series B-3 Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the Series B-3 Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Series B-3 Preferred Share held by such Preferred Shareholder (the “Series B-3 Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series B-3 Preferred Shares, then such assets shall be distributed among the holders of the Series B-3 Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iii)                               After making payment of the foregoing Series B-3 Liquidation Preference in full on all the Series B-3 Preferred Shares and before any distribution or payment shall be made to holders of Series B-1 Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares or Ordinary Shares, each holder of the Series B-2  Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the applicable Series B-2 Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Series B-2 Preferred Share held by such Preferred Shareholder (the “Series B-2 Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series B-2 Preferred Shares, then such assets shall be distributed among the holders of the Series B-2 Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(iv)                              After making payment of the foregoing Series B-2 Liquidation Preference in full on all the Series B-2 Preferred Shares and before any distribution or payment shall be made to holders of Series A Preferred Shares, Series Angel Preferred Shares or Ordinary Shares, each holder of the Series B-1 Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the applicable Series B-1 Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Series B-1 Preferred Share held by such Preferred Shareholder (the “Series B-1 Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series B-1 Preferred Shares, then such assets shall be distributed among the holders of the Series B-1 Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(v)                                 After making payment of the foregoing Series B-1 Liquidation Preference in full on all the Series B-1 Preferred Shares and before any distribution or payment shall be made to holders of Series Angel Preferred Shares and Ordinary Shares, each holder of the Series A Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the applicable Series A Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Series A Preferred Share held by such Preferred Shareholder (the “Series A Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series A Preferred Shares, then such assets shall be distributed among the holders of the Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(vi)                              After making payment of the foregoing Series A Liquidation Preference in full on all the Series A Preferred Shares and before any distribution or payment shall be made to holders of Ordinary Shares, each holder of the Series Angel Preferred Shares shall be entitled to receive, on parity with each other and on a pro rata basis, an amount equal to one hundred and twenty percent (120%) of the applicable Series Angel Original Purchase Price (as adjusted for Recapitalizations), plus any declared but unpaid dividends thereon (as adjusted for Recapitalizations), for each Series Angel Preferred Share held by such Preferred Shareholder (the “Series Angel Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all the Series Angel Preferred Shares, then such assets shall be distributed among the holders of the Series Angel Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(vii)                           After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to the sequence provided in Sections 3.1(i) through 3.1(vi) above, the remaining assets of the Company available for distribution shall be distributed ratably among all the Shareholders including the Preferred Shareholders and the Holders of Ordinary Shares in proportion to the number of the outstanding Ordinary Shares held by them (calculated on an as-converted basis) (the “Secondary Allocation”).

(viii)                        For the purpose of this Section 3, in the event the outstanding Preferred Shares shall be subdivided (by share split, or otherwise), into a larger number of Shares, the Original Purchase Price for each of the Preferred Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Preferred Shares shall be combined or consolidated, by reclassification or otherwise, into a smaller number of Shares, the Original Purchase Price for each of the Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

3.2                                         Adjustment of Liquidation Preference.

Notwithstanding the foregoing, in the event of Liquidation Events and before any distribution to the Shareholders of the Company in accordance with Section 3.1, the Board shall establish an allocation scheme for the distribution among shareholders of the Company which shall specify the amount of distributable assets corresponding to each share and the amount of assets each shareholder entitled to receive pursuant to Section 3.1; provided, however, if at any time the amount of distributable assets corresponding to any Preferred Share as specified in the allocation scheme exceeds 200% of the applicable Original Purchase Price, each holder of such Preferred Shares shall only have the right to participate in the distributions of the Company in connection with such Preferred Shares in either of the following manners: (i) participating in the distribution of the Company in accordance with Section 3.1, provided that, upon the extent to which it has received an amount up to 200% of the applicable Original Purchase Price per share, any and all other rights that it may have with respect to such Preferred Shares under Section 3.1 shall be waived and it shall have no right to further participate in the distribution of assets of the Company; or (ii) participating in the distribution ratably, on an as-converted basis, in proportion to the assets available for distribution at the time immediately before it may receive Liquidation Preference in connection with such Preferred Shares in accordance with Section 3.1, taking into account the effect of Liquidation Preference of any senior Preferred Shares (if any) that may reduce the total assets available for distribution to any inferior Preferred Shares or Ordinary Shares.  For the avoidance of doubt, in the event of a Liquidation Events, if the amount of the assets distributable to any series of the Preferred Shares is less than 200% of the applicable Original Purchase Price, the holders of such Preferred Shares shall be entitle to receive their applicable Liquidation Preference provided for in section 3.1 (i) through section 3.1 (vi) and, if applicable, their ratable share of any remaining assets available for distribution provided for in section 3.1(vii) on as converted basis .

3.3                                         Liquidation on Change of Control.

The Change of Control shall be treated as a Liquidation Event pursuant to Section 3.1 unless otherwise waived by (i) the holders of at least 50% of the Series A Preferred Shares, (ii) the holders of at least 50% of the Series B-1 Preferred Shares, (iii) the holders of at least 50% of Series B-2 Preferred Shares, (iv) the holders of at least 50% of the Series B-3 Preferred Shares, and (v) the holders of at least 50% of the Class C Preferred Shares. In the event of a Change of Control, if the consideration received by the Company is the asset other than cash, the value of such non-cash consideration will be determined by its fair market value. Any securities shall be valued as follows:

(i)                          Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3.3(ii) below:

(a)                                If traded on a securities exchange or through the Qualified Exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) days period ending three (3) days prior to the closing;

(b)                                If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) days period ending three (3) days prior to the closing; and

(c)                                 If there is no active public market, the value shall be the fair market value thereof, as determined by the Board acting in good faith (which shall include the approval of all the Investor Directors). Notwithstanding the foregoing, the Majority Preferred Shareholders shall have the right to challenge any determination by the Board of value pursuant to this section 3.3(i)(c), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Preferred Shareholders, with the cost of such appraisal to be borne equally by the Company and the challenging parties.

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an Affiliate or former Affiliate) shall be to make an appropriate discount from the market value determined pursuant to subparagraphs (a), (b) and (c) above to reflect the approximate fair market value thereof, as determined by the Board (which shall include the approval of all the Investor Directors).

3.4                                         Liquidation Notice.

Written notice of any Liquidation Event, stating a record date or date on which a record shall be taken with respect to such Liquidation Event shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the record date stated therein, to the holders of the Preferred Shares and Ordinary Shares, such notice to be addressed to each such holder at its address as shown by the records of the Company.

3.5                                        Termination of the Liquidation Right.

Any right with respect to the liquidation preference of the Preferred Shareholders shall be automatically terminated immediately upon completion of the Company’s Qualified IPO.

4.                                      Redemption Right.

No Preferred Share acquired by the Company pursuant to this Section 4 shall be reissued unless otherwise approved by the Board.

4.1                               Redemption Request.

Subject to Applicable Laws, upon the occurrence of any of the following events (the “Redemption Events”),

(i)                                     The Company fails to complete a Qualified IPO within sixty(60) months from February 21, 2017;

(ii)                                  The Founding Parties or the Company has committed significant breach of its obligations under the Agreement, and no corrections has been made within thirty (30) days after being notified by the Preferred Shareholders (upon the expiration of thirty (30) days which is earlier); or

(iii)                               The Principal Business of the Group Companies has suffered a material adverse effect or become unable to carry on as the Principal Business of Group Companies, as the Group Companies (i) have violated applicable laws, regulations, departmental rules and mandatory provisions of normative documents existing currently and enacted later, (ii) have been deemed as not compliant with regulatory requirements, or (iii) have been under attention or warning by relevant government departments, each of which has the adverse effect unable to eliminate and results in the business unable to carry on even after an adjustment by the Group Companies;

each holder of the relevant Series A Preferred Shares, Series B Preferred Shares and/or Class C Preferred Shares may, by written request to the Company (the “Redemption Request”), require that the Company redeem any or all of the outstanding Series A Preferred Shares, Series B Preferred Shares, and/or Class C Preferred Shares held by such holder in accordance with this Section 4; provided however, no Preferred Shareholder of Series A Preferred Shares and/or Series B Preferred Shares shall have the right to request the Company to redeem any or all of the Series A Preferred Shares and Series B Preferred Shares it held in the Company for the occurrence of Redemption Events set forth in subsection 4.1(iii), unless and until Preferred Shareholders representing over half of the Series A Preferred Shares and Series B Preferred Shares (calculated as a class) have furnished a Redemption Request in advance to the Company. For the avoidance of doubt, if the Redemption Events set forth in subsection 4.1(iii) occurred, each Class C Preferred Shareholder shall have the right to require the Company to redeem any or all of the outstanding Class C Preferred Shares it holds in the Company, provided Majority Class C Preferred Shareholders have made the Redemption Request.

The Series A Preferred Shares requested for redemption by the Company are hereinafter referred to as the “Series A Redemption Shares”, the Series B-1 Preferred Shares requested for redemption by the Company are hereinafter referred to as the “Series B-1 Redemption Shares”, the Series B-2 Preferred Shares requested for redemption by the Company are hereinafter referred to as the “Series B-2 Redemption Shares”, the Series B-3 Preferred Shares requested for redemption by the Company are hereinafter referred to as the “Series B-3 Redemption Shares”, and the Class C Preferred Shares requested for redemption by the Company are hereinafter referred to as the “Class C Redemption Shares”.

4.2                               Redemption Price.

Following receipt of the Redemption Request, the Company shall within sixty (60) calendar days thereafter give written notice (the “Redemption Notice”) to all holders of the Series A Preferred Shares, Series B Preferred Shares and/or Class C Preferred Shares, at the address last shown on the records of the Company for such holder. Such Redemption Notice shall specify the Redemption Date, and direct such holder to submit their share certificates to the Company on or before the Redemption Date.

(i)                           as for holders of Series A Preferred Shares and Series B-1 Preferred Shares, the Redemption Price stated in this section 4.2 refers to the higher of the following:

(a)                                             the result calculated by the following formula:

A × P× (1+12%×N)+ B – C; thereunto

A refers to the shares to be redeemed;

P refers to corresponding Original Purchase Price per Share;

N refers to the result calculated by dividing the days from the date the holders of Series A Preferred Shares and/or Series B-1 Preferred Shares (as appropriate) pay their subscription price to the Group Companies for the Series A Preferred Shares and/or Series B-1 Preferred Shares to be Redeemed to the completion of the redemption by 365;

B refers to the profits declared but yet to be distributed with respect to the Series A Preferred Shares and/or Series B-1 Preferred Shares to be Redeemed;

C refers to the accumulated assets that holders of Series A Preferred Shares and/or Series B-1 Preferred Shares have obtained from the distribution of the Company with respect to the Series A Preferred Shares and/or Series B-1 Preferred Shares to be redeemed.

(b)                                          the fair market value of the Series A Preferred Shares and/or Series B-1 Preferred Shares to be Redeemed which shall be determined by an independent appraisal agency recognized by Majority Series A Preferred Shareholders or Majority Series B-1 Preferred Shareholders (as the case may be) and the Company.

(ii)                        as for the holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares, the Redemption Price refers to:

(a)                                             in case the holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares exercise the Redemption Right in accordance with section 4.1(i), the Redemption Price should be the amount calculated by the following formula:

A × P× (1+10%×N)+ B - C; thereunto

A refers to the Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares to be Redeemed;

P refers to corresponding Original Purchase Price per Share;

N refers to the result calculated by dividing the number of days from the date the holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares (as appropriate) pay their subscription price to the Group Companies for the Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares to be Redeemed to the completion of the redemption by 365;

B refers to the profits declared but yet to be distributed with respect to the Equity Securities to be Redeemed;

C refers to the accumulated assets that holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares have obtained from the distribution of the Company with respect to the Equity Securities to be Redeemed.

(b)                                             in case holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares exercise the Redemption Right in accordance with section 4.1(ii) or section 4.1(iii), the agreed Redemption Price shall be the higher of the following:

(1)                the result calculated by the following formula:

A × P× (1+12%×N)+ B – C; thereunto

A refers to the shares to be Redeemed;

P refers to corresponding Original Purchase Price per Share;

N refers to the result calculated by dividing the number of days from the date the holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares (as appropriate) pay their subscription price to the Group Companies for the Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares to be Redeemed to the completion of the redemption by 365;

B refers to the profits declared but yet to be distributed with respect to the Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares to be Redeemed;

C refers to the accumulated assets that holders of Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Class C Preferred Shares have obtained from the distributions of the Company with respect to the Equity Securities to be Redeemed.

OR

(2)                the fair market value of Equity Securities to be Redeemed determined by an independent appraisal agency recognized by Majority Series B-2 Preferred Shareholders, Majority Series B-3 Preferred Shareholders, or Majority Class C Preferred Shareholders (as the case may be) and the Company.

For the avoidance of doubt, in case the Company offers any shareholder the terms of redemption price in any round of financing after the Class C Closing which is more favorable than that for holders of Class C Preferred Shares, the holders of Class C Preferred Shares shall be entitled to such favorable treatment.

4.3                               Redemption Date.

The redemption of any Redemption Shares pursuant to this Section 4 shall take place within sixty (60) days after the receipt of the Redemption Notice at the business office of the Company, or on such earlier date or other place as the holders elected to redeem their Redemption Shares and the Company may mutually agree in writing (each a “Redemption Date”). At a Redemption Date, subject to Applicable Laws, the Company shall, from any source of assets or funds legally available therefor, redeem each Redemption Share that has been submitted for redemption by paying in cash therefor the Redemption Price, against surrender by such holder at the Company’s principal office of the certificate representing such Redemption Share.  From and after a Redemption Date, if the Redemption Price has been paid in full to the holders of the Redemption Shares, all rights of such holder shall cease with respect to such Redemption Shares, and such Redemption Shares shall not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever; if only part of the Redemption Price has been paid in full to the holders of the Redemption Shares, all rights of such holder corresponding to the paid Redemption Price shall cease, and such corresponding Redemption Shares shall not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

4.4                               Insufficient Funds of the Redemption Price.

If the assets or funds which are legally available on the Redemption Date are insufficient to pay in full all the Redemption Price on a Redemption Date, or if the Company is otherwise prohibited by Applicable Laws from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by Applicable Laws to pay the Redemption Price due on such date (i) before paying any Series B-3 Redemption Price, Series B-2 Redemption Price, Series B-1 Redemption Price or Series A Redemption Price, to the holders of Class C Redemption Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon (the “Class C Redemption Price”), (ii) after paying the foregoing Class C Redemption Price in full and before paying any Series B-2 Redemption Price, Series B-1 Redemption Price or Series A Redemption Price, to the holders of Series B-3 Redemption Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon (the “Series B-3 Redemption Price”), (iii) after paying the foregoing Class C Redemption Price and Series B-3 Redemption Price in full and before paying any Series B-1 Redemption Price and Series A Redemption Price, to the holders of Series B-2 Redemption Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon (the “Series B-2 Redemption Price”), (iv) after paying the foregoing Class C Redemption Price, Series B-3 Redemption Price and Series B-2 Redemption Price in full and before paying any Series A Redemption Price, to the holders of Series B-1 Redemption Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon (the “Series B-1 Redemption Price”), (v) after paying the foregoing Class C Redemption Price, Series B-3 Redemption Price, Series B-2 Redemption Price and Series B-1 Redemption Price in full, to the holders of Series A Redemption Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon (the “Series A Redemption Price”). Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the Redemption Price which the Company did not pay on the date that such redemption payments were due in the same sequence provided hereinabove.

Without limiting any rights of the holders of the Redemption Shares which are set forth in Memorandum and Articles, or are otherwise available under Applicable Laws, the balance of any Redemption Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, the rights to preferential dividends) which such Redemption Shares had prior to such date, until the Redemption Price has been paid in full with respect to such Redemption Shares, and such Redemption Shares shall thereupon be cancelled.

If the Company fails to pay the Redemption Price under section 4.2 in full within twelve (12) months commencing on the Redemption Date, the shareholders entitled to such unpaid Redemption Price may elect to take any of the following actions (each shareholder’s choice shall only have the binding force upon itselfand the Company): (A) require the Company to pay off all the outstanding amount when there are sufficient funds; or (B) require the Company to sign secured loan contracts in formats and contents reasonably satisfactory to the Investor elected such choice, and pursuant to the loan contracts, the Company shall pay off all the outstanding redemption price and the corresponding interest calculated at an annual simple interest rate of 12% within one (1) year; or (C), with the prior consent of majority of the Preferred Shareholders (calculated on the voting rights) entitled to aforesaid unpaid Redemption Price, require the Company to go into liquidation in accordance with section 4.

4.5                               Obligation of Cooperation.

The Company shall, upon the Redemption Request of any Preferred Shareholder, try its best efforts to take the following actions to make sure the rights which such Preferred Shareholder is entitled to under this Section 4 could be duly realized:

(a)                               to sign relevant agreements and documents with such Preferred Shareholder as soon as possible;

(b)                               to raise funds to pay the Redemption Price;

(c)                                to take all steps that are necessary and are reasonably required by such Preferred Shareholder, including but not limited to giving consents, passing resolutions, signing or amending other relevant documents; and

(d)                               to take all necessary measures in completing registrations and filings with Governmental Authorities, and in signing all the documents and applications which need to be submitted to competent Governmental Authorities.

4.6                               Termination of the Redemption Right.

Any right with respect to the redemption right of the Preferred Shareholders shall be automatically terminated immediately upon completion of the Company’s Qualified IPO.

5.                                      Conversion of Shares.

5.1                               Class of Shares.

Two classes of common stock be created — Class A Ordinary Shares and Class B Ordinary Shares.

(i)                           Each of the Class A Ordinary Shares and Class B Ordinary Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend or distribution as may be declared by the Board from time to time. Subject to the preferences applicable to any series of Preferred Shares, the Class A Ordinary Shares and Class B Ordinary Shares are entitled to the net assets of the company upon dissolution equally, identically and ratably, on a per share basis.

(ii)                        Class A Ordinary Shares and Class B Ordinary Shares shall have the same rights and privileges, rank equally, share ratably and be identical in all respects as to all matters except with respect to voting rights. Without limiting the generality of the foregoing sentence, in connection with a Liquidation Event and other transactions in which consideration is paid to all the shareholders of the Company, Class A Ordinary Shares and Class B Ordinary Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders.

(iii)                    Only Class B Ordinary Shares currently held by the Founding Parties enjoy ten votes for every Class B Ordinary Share on a poll.  The Company shall not issue any equity security or other instruments convertible into an equity security of the Company which has a number of votes other than one vote per share.

(iv)                    Any amendment to the relative rights of the Class A Ordinary Shares and Class B Ordinary Shares or any change to the provisions set forth in this Section 5.1 and 5.2 shall only be made with the affirmative votes of the Majority Preferred Shareholders (or following a Qualified IPO,  the affirmative vote of more than 50% of the aggregate number of Ordinary Shares (determined on an as-converted)), and Majority Founding Parties so long as at least one Founding Party owns Class B Ordinary Share(s), each voting separately as a separate voting group.  For the avoidance of doubt, if any such amendment falls within the scope of section 2.3(i), this subsection 5.1(iv) shall not override Section 2.3(i) while the Company remains a private company.

5.2                               Conversion of Class B Ordinary Shares.

Equity Securities the Founding Parties hold in the Company shall be classified and designated as Class B Ordinary Shares, enjoying all the rights and privileges and subject to corresponding restrictions in accordance with the Agreement, the Memorandum and Articles and this Schedule A; provided, however, each Class B Ordinary Share any Founding Party holds in the Company involved, shall automatically convert into one fully paid and non-assessable share of Class A Ordinary Share, upon the occurrence of following events:

(i)                           a transfer of such share, other than a transfer from (x) a Founding Party to a Permitted Affiliate of such Founding Party, or (y) a Founding Party or a Permitted Affiliate of the Founding Party to other Founding Parties, or Permitted Affiliate of such other Founding Parties;

(ii)                        a person ceasing to be a Permitted Affiliate of a Founding Party;

(iii)                     death or Permanent Disability of a Founder;

(iv)                    collectively, the Founding Parties and Permitted Affiliates of the Founding Parties own on an as converted basis less than 9% of the outstanding Ordinary Shares of the Company; or

(v)                       a Founder no longer to be an employee of the Group Companies for any reason other than the illegal dismissal from the Group Companies; provided however, the legality of dismissal shall be determined by competent authorities, if a Founder challenges its dismissal from the Group Companies, such Class B Ordinary Shares shall not be converted into Class A Ordinary Shares unless and until a verdict with respect to such dispute has been made in favor of the Group Companies.

Upon the occurrence of an event set forth in aforesaid subsection (iii), (iv) or (v) and subject to corresponding procedures, all Class B Ordinary Shares held by the Permitted Affiliates of applicable Founding Party shall automatically convert into one (1) fully paid and non-assessable share of Class A Ordinary Shares.

5.3                               Conversion of Preferred Shares.

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of such Preferred Shares into Ordinary Shares.

5.3.1                                         Optional Conversion.

(i)                           Each holder of the Preferred Shares shall be entitled to convert any or all of its Preferred Shares at any time, without the payment of any additional consideration, into such number of fully paid and non-assessable Class A Ordinary Shares per Preferred Share, determined as follows:

(a)                                   The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series Angel Preferred Share shall be the quotient of the applicable Series Angel Original Purchase Price divided by the then-effective Series Angel Conversion Price (as the case may be).

(b)                                   The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Preferred Share shall be the quotient of the Series A Original Purchase Price divided by the then-effective Series A Conversion Price;

(c)                                    The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-1 Preferred Share shall be the quotient of the Series B-1 Original Purchase Price divided by the then-effective Series B-1 Conversion Price;

(d)                                   The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-2 Preferred Share shall be the quotient of the Series B-2 Original Purchase Price divided by the then-effective Series B-2 Conversion Price;

(e)                                    The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-3 Preferred Share shall be the quotient of the Series B-3 Original Purchase Price divided by the then-effective Series B-3 Conversion Price;

(f)                                     The number of the Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Class C Preferred Share shall be the quotient of the applicable Class C Original Purchase Price divided by the then-effective Class C Conversion Price.

The initial Conversion Price of the Preferred Shares shall be equal to the applicable Original Purchase Price, and the initial conversion ratio for the Preferred Shares into the Class A Ordinary Shares shall be 1:1, subject to adjustments of the Conversion Price, as set forth below.  Such conversion shall be effected by the redemption of the Preferred Shares each at the applicable Original Purchase Price, and the application of the proceeds thereof in consideration for the issuance to the relevant holder of the appropriate number of the Ordinary Shares at the Conversion Price. All rights incidental to the Preferred Shares (including but not limited to rights to any declared but unpaid dividends) shall terminate automatically upon any conversion of such Preferred Shares into Class A Ordinary Shares.

(ii)                        The holder of the Preferred Shares who desires to convert its Preferred Shares into Class A Ordinary Shares shall surrender the certificate or certificates therefor at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such Preferred Shares. Such notice shall state the number of the Preferred Shares being converted. The Company shall promptly (and in any event within ten (10) Business Days following the receipt of notice issued by the Preferred Shareholders) issue and deliver to such holder at such office a certificate or certificates for the number of Class A Ordinary Shares to which the holder is entitled. No fractional Class A Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Class A Ordinary Shares to be so issued to a holder of the Preferred Shares upon the conversion thereof (after aggregating all fractional Class A Ordinary Shares that would be issued to such holder) shall be rounded down to the nearest whole Class A Ordinary Share.  Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the Company shall thereupon update its Register of Members, whereupon the holder entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Ordinary Shares.

5.3.2                             Automatic Conversion.

(i)                 Each Preferred Share shall automatically be converted into the appropriate number of fully-paid, non-assessable Class A Ordinary Shares at the then-effective Conversion Price upon the earlier of (a) immediately prior to the closing of a Qualified IPO, or (b) the written consent of (i) holders representing 50% of the outstanding Series Angel Preferred Shares with respect to the outstanding Series Angel Preferred Shares, (ii) holders representing 50% of the outstanding Series A Preferred Shares with respect to the outstanding Series A Preferred Shares, (iii) holders representing 50% of the outstanding Series B-1 Preferred Shares with respect to the outstanding Series B-1 Preferred Shares, (iv) holders representing 50% of the outstanding Series B-2 Preferred Shares with respect to the outstanding Series B-2 Preferred Shares, (v) holders representing at least 50% of the outstanding Series B-3 Preferred Shares with respect to the outstanding Series B-3 Preferred Shares, and (vi) holders representing at least 50% of the outstanding Class C Preferred Shares with respect to the outstanding Class C Preferred Shares.  Any automatic conversion of the Preferred Shares made pursuant to this Section 5.3.2 shall be effected automatically by the redemption of the requisite number of the Preferred Shares and the issuance of the appropriate number of Class A Ordinary Shares at the then-effective Conversion Price.

(ii)              In the event of an automatic conversion of the Preferred Shares pursuant to Section 5.3.2(i), all outstanding Preferred Shares shall be converted automatically without any further action by the holders of the Preferred Shares and whether or not the certificates representing such Preferred Shares are surrendered to the Company or its transfer agent in respect of such Preferred Shares. The Company shall give notices to such holders of an automatic conversion at least twenty (20) Business Days prior to the date of conversion and as soon as practicable following the written consent required under Section 5.3.2(i) above. The Company shall not issue certificates in respect of any Class A Ordinary Shares into which the Preferred Shares have been converted upon automatic conversion unless the certificates in respect of the Preferred Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

5.3.3                     Adjustment to Conversion Price.

The Conversion Price shall be adjusted from time to time as provided below:

(i)                 Adjustment for Share Splits and Combinations.  In the event that the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise) into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a smaller number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)              Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of the Ordinary Shares payable in Additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)           Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event pursuant to Section 3), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder of such Preferred Share shall receive the kind and amount of shares and other securities and property, including cash, which the holder of such Preferred Share would have received had the Preferred Shares been converted into Class A Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(iv)          Adjustment of Conversion Price Upon Issuance of Shares Below Then-Effective Conversion Price.

(a)                                Anti-Dilution Adjustment.  In the event that at any time after the Series C-1 Closing, the Company issues or sells any Additional Ordinary Shares for a consideration per share less than the Series Angel Conversion Price, the Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price and/or the Class C Conversion Price in effect on the date of and immediately prior to such issuance, then the Series Angel Conversion Price, the Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price and/or the Class C Conversion Price in effect, as the case may be, shall be reduced, concurrently with such issuance, to the price determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C). For purposes of the foregoing formula, the following definitions shall apply:

(1)                           “CP2” shall mean the Conversion Price in effect immediately after such issuance or sale of the Additional Ordinary Shares;

(2)                           “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or sale of the Additional Ordinary Shares;

(3)                           “A” shall mean the number of Ordinary Shares outstanding immediately prior to such issuance or sale of the Additional Ordinary Shares;

(4)                           “B” shall mean the number of Ordinary Shares that would have been issued or sold if such Additional Ordinary Shares had been issued or sold at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issuance or sale by CP1); and

(5)                           “C” shall mean the number of such Additional Ordinary Shares issued or sold in such transaction.

For purposes of the above calculation, the number of the Ordinary Shares outstanding immediately prior to such issue or sale of the Additional Ordinary Shares shall be calculated assumed conversion or exercise of all Ordinary Share Equivalents.

If at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the effective Conversion Price of such Ordinary Share Equivalents is less than the Series Angel Conversion Price, the Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price and/or the Class C Conversion Price in effect immediately prior to such issuance, then, this Section 5.3.3(iv)(a) shall apply and, for purposes of calculating any adjustment with respect to the Series Angel Conversion Price, the Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series B-3 Conversion Price and/or the Class C Conversion Price, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the effective Conversion Price of such Ordinary Share Equivalents.  In no event will any adjustment hereunder be made to the extent it would result in any Additional Ordinary Shares being issued for an amount which is less than the then effective par value of such Shares.

(b)                                Determination of Consideration.  For the purpose of making any adjustment to the Conversion Price or number of the Class A Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)                                    To the extent it consists of cash, the consideration received by the Company for any issuance or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issuance or sale;

(2)                                    To the extent it consists of property other than cash, consideration other than cash received by the Company for any issuance or sale of securities shall be computed at the fair market value thereof (as determined in good faith by the Board (including all the Investor Directors present at a duly convened board meeting or by written consent of all the Investor Directors, to the extent applicable), as of the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment of such property); and

(3)                                    If any Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other Shares or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by the Board, including all the Investor Directors present at a duly convened board meeting or by written consent of all the Investor Directors, to the extent applicable) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(v)                                 No Impairment. Subject to Applicable Law, the Company shall not, by amendment to the Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but rather shall at all times in good faith assist in the carrying out of all the provisions of this Section 5.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(vi)                              Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly (and in any event within ten (10) Business Days) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares affected thereby a certificate setting forth such adjustment or readjustment and showing in details the facts upon which such adjustment or readjustment is based. The Company shall further, upon the written request at any time of any such holder, promptly (and in any event within ten (10) Business Days following the receipt of written request from any holder of Preferred Shares) furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Price at the time in effect, and (c) the number of Class A Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares as of the date the written request was received.

5.3.4                     Reservation of Shares Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares, the Company will take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of Class A Ordinary Shares as shall be sufficient for such purpose.

5.4                               Exceptions.

There will be no adjustment to the Conversion Price of the Preferred Shares for issuances of (i) Class A Ordinary Shares issued upon conversion of the Preferred Shares or Class B Ordinary Shares, (ii) Shares issued to employees, consultants or directors reserved under the ESOP approved by the Board, (iii) Shares issued upon exercise of options or warrants existing on or before the Class C Closing (if any), (iv) Class A Ordinary Shares issued as a dividend or distribution on Shares, (v) Class A Ordinary Shares issued in connection with a Qualified IPO, (vi) Class A Ordinary Shares issued or issuable pursuant to an acquisition of another corporation by the Company approved by the Board, (vii) Shares issued or issuable pursuant to equipment lease and bank financing arrangements approved by the Board, (viii) Shares issued in transactions of primarily a strategic not financial nature, as determined and approved by the Board, (ix) Class A Ordinary Shares issued to suppliers of goods or services pursuant to transactions approved by the Board, or (x) Class A Ordinary Shares that are otherwise excluded with the consent of holders of a majority of the Preferred Shares.  Board approval pursuant to (vii), (viii) and (ix) requires the approval of all the Investor Directors present at a duly convened board meeting or written consent of the Investor Directors, if not present.

6.                                      Dividend.

6.1                               Dividends Preference.

No dividend, whether in cash, in property or in shares of the Company, shall be paid on any other classes of Shares, unless and until a preferential dividend in cash and/or share is, in advance, paid in full on each Preferred Share in accordance with this Section 6.1:

(i)                                     before any dividend be paid on any other classes of Shares, each holder of the Class C Preferred Shares shall be entitled to receive, on a pro rata basis, out of any funds legally available therefor, non-cumulative dividends of 8% of the applicable Class C Original Purchase Price for each of its Class C Preferred Shares (as adjusted for any Recapitalizations), payable if, as and when declared by the Board.

(ii)                                  after paying dividend on all the Class C Preferred Shares in full and before any dividend shall be paid on any other Preferred Shares or Ordinary Shares, each holder of the Series B-3 Preferred Shares shall be entitled to receive, on a pro rata basis, out of any funds legally available therefor, non-cumulative dividends of 8% of the Series B-3 Original Purchase Price for each of its Series B-3 Preferred Shares (as adjusted for any Recapitalizations), payable if, as and when declared by the Board.

(iii)                               after paying dividend on all the Series B-3 Preferred Shares in full and before any dividend shall be paid on Series B-1 Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares or Ordinary Shares, each holder of the Series B-2 Preferred Shares shall be entitled to receive, on a pro rata basis, out of any funds legally available therefor, non-cumulative dividends of 8% of the Series B-2 Original Purchase Price for each of its Series B-2 Preferred Shares (as adjusted for any Recapitalizations), payable if, as and when declared by the Board.

(iv)                              after paying dividend on all the Series B-2 Preferred Shares in full and before any dividend shall be paid on Series Angel Preferred Shares or Ordinary Shares, each holder of the Series B-1 Preferred Shares and Series A Preferred Shares shall be entitled to receive, on a pro rata basis, out of any funds legally available therefor, non-cumulative dividends of 8% of the applicable Original Purchase Price for each of its correlative Preferred Shares (as adjusted for any Recapitalizations), payable if, as and when declared by the Board.

6.2                               Participation of Shareholders.

After paying dividend on all the Preferred Shares in accordance with Section 6.1, each holder of the Preferred Shares and Ordinary Shares shall be entitled to receive, on an as-converted basis, dividends ratably in proportion to the Ordinary Shares it holds in the Company, payable if, as and when declared by the Board.

[END OF SCHEDULE A]